Exhibit 5.1

Phone:	(215) 569-5500
Fax:	(215) 569-5555

March 26, 2015

StoneMor Partners L.P.

311 Veterans Highway, Suite B

Levittown, PA 19056

Ladies and Gentlemen:

We have acted as counsel to StoneMor Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Partnership on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offering of up to 2,500,000 common units representing limited partner interests in the Partnership (the “Common Units”), pursuant to the StoneMor Partners L.P. 2014 Long-Term Incentive Plan (the “Plan”). This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

In rendering this opinion, we have examined copies of only the following documents: (i) the Partnership’s Certificate of Limited Partnership; (ii) the Partnership’s Second Amended and Restated Agreement of Limited Partnership dated as of September 9, 2008; (iii) resolutions adopted by the Board of Directors of StoneMor GP LLC, a Delaware limited liability company and the general partner of the Partnership, related to the Plan; (iv) the Registration Statement (including all exhibits thereto); (v) the Plan; and (vi) such other certificates, statutes and other instruments and documents as we have deemed necessary or appropriate for purposes of the opinion hereafter expressed. We have not made any independent investigation in rendering this opinion other than the document examination described above.

We have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and complete and all documents submitted to us as copies conform to the originals of those documents; (iv) each person signing documents we examined has the legal authority and capacity to do so; and (v) each certificate from governmental officials reviewed by us is accurate, complete and authentic.

Based upon and subject to the foregoing, we are of the opinion that the Common Units offered pursuant to the Registration Statement, when issued in the manner and for the consideration contemplated by the Plan and the Registration Statement, if any, will be validly issued, fully paid and non-assessable (except as such non-assessability may be affected by the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”)).

This opinion is limited to the DRULPA, and we express no opinion with respect to any other laws.

StoneMor Partners L.P.

March 26, 2015

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion is strictly limited to the matters stated herein, and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein. This opinion is not a guaranty nor may one be inferred or implied.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Blank Rome LLP

BLANK ROME LLP